Exhibit 4.1


October 28, 1996


Mr. Claude Johnson, President
Research, Incorporated
6425 Flying Cloud Drive
Eden Prairie, MN  55344

Dear Claude:

We are pleased to inform you that Norwest Bank Minnesota, National Association (the "Bank") has approved an unsecured, revolving, Conditional Line of Credit (the "Line") for Research, Incorporated (the "Borrower") in an amount not to exceed $3,000,000.00, inclusive of all outstanding letters of credit. You may prepay and re-borrow under the Line as long as no borrowing causes that dollar limit to be exceeded.

The Line, and any future advance(s) thereunder, is subject to the terms and conditions outlined below:

   -Credit Advances. Advances under the Line will be at the Bank's sole discretion, and nothing herein should be interpreted as an obligation to make any one or more loans.

   -The Note. Your obligation to repay all loans made by us under the Line will be evidenced by a single promissory note ("the Note") due upon the earlier of demand or 11/30/97, the maturity date. Prior to any advance under the Line, the Bank must have received the executed Note from Borrower.

   -Interest Rate. The Note will bear interest (computed on the basis of actual days elapsed and a 360-day year) on the principal balance outstanding. Interest will accrue from the date of the initial advance until the Note is paid in full at a floating rate equal to the Bank's Base Rate. The rate of interest shall be adjusted with each change in the Base Rate.

   -Compensating Balances. The Borrower is not required to maintain a compensating balance.

   -Adverse Conditions. The Line may be terminated at any time by the Bank by written notice to the Borrower, and shall terminate automatically, without notice, if materially adverse conditions develop at any time, whether before or after acceptance of this letter. If the Line is terminated, each and every note evidencing loans, if any, made under the Line will be immediately due and payable.

   -Default. The Note contains events of default and remedies available to the Bank, all of which are incorporated herein by reference. Additionally, the breach of any covenant, term or agreement contained in this letter agreement, shall also constitute an event of default hereunder and under the Note. Upon the occurrence of any one or more events of default, the Bank may
    (i) terminate the Line, (ii) accelerate the indebtedness evidenced by the Note, and (iii) exercise any other rights or remedies available to it at law, in equity or by agreement.

The following outlines the mutual understanding and agreements between the Bank and the Borrower:

1. So long as the Line is in effect or any indebtedness remains outstanding under the Note, the Borrower will:

    - Maintain all depository accounts at the Bank.
    - Maintain a tangible net worth of not less than $6,500,000 at each quarter-end and at the Borrower's fiscal year-end.
    - Maintain a debt-to-tangible net worth ratio not greater than 1.0:1.0 at each quarter-end and at the Borrower's fiscal year end.
    - Achieve positive net earnings annually.
    - Maintain a current ratio of not less than 1.5:1.0 at each quarter-end and at the Borrower's fiscal year-end.

2. So long as the Line is in effect or any indebtedness remains outstanding under the Note, and without the written consent of the Bank, the Borrower will not:

    - Consolidate with, or merge into, any other corporation, or permit any other corporation to merge into it; nor will it convey, lease, or sell all or a material portion of its assets or business, except in the ordinary course of business; nor will it lease, purchase, or acquire all or a material portion of the assets or business of any other corporation or entity.

3. So long as the Line is in effect or any indebtedness remains outstanding under the Note, the Borrower will provide financial information to the Bank as described below:

    - Annual audited financial statement and 10K report within 90 days of the Borrower's fiscal year end;
    - Quarterly 10Q reports within 45 days of each quarter's end;
    - Projected balance sheet, income statement, and statement of cash flow for the upcoming fiscal year within 90 days of the most recent year end;
    - Periodic updates of business conditions; and
    - Any other information that the Bank may reasonably request.

If the foregoing is agreeable to you, please sign the attached copy of this letter and return it to me at your earliest convenience. If you have any questions regarding the letter, please call me at 830-8933. I greatly appreciate your business, and thank you for banking with Norwest.

Sincerely,


/s/  Douglas L. Van Metre
-------------------------
Douglas L. Van Metre
Vice President


Accepted this ____31______ day of _____October_____, 1996.

Research, Incorporated

By:  /s/  Claude C. Johnson
   --------------------------

Its:  Claude C. Johnson
      President/CEO/CFO